     As filed with the Securities and Exchange Commission on April 7, 2000
                                                 Registration No. 333-93557





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                AMENDMENT NO. 2
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

             (Exact name of Registrant as specified in its charter)

         PENNSYLVANIA                                 23-2202671
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
        incorporation)

                            ONE BALA PLAZA, SUITE 100
                              BALA CYNWYD, PA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  MR. JAMES J. MAGUIRE, CHIEF EXECUTIVE OFFICER
                                       OR
                         MR. CRAIG P. KELLER, SECRETARY
                            ONE BALA PLAZA, SUITE 100
                         BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                           MICHAEL M. SHERMAN, ESQUIRE
                     WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                                1650 ARCH STREET
                                   22ND FLOOR
                      PHILADELPHIA, PENNSYLVANIA 19103-2097
                                 (215) 977-2236
                               FAX: (215) 977-2334

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE. WE MAY CHANGE THE INFORMATION IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                    Subject to completion, Dated April 7, 2000



SELLING SHAREHOLDER
PROSPECTUS


                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

                 1,037,772 SHARES OF COMMON STOCK, NO PAR VALUE

                        FOR SALE BY SELLING SHAREHOLDERS

         Thomas J. Jerger, Dean W. Jerger, Richard M. Jerger, Jr. and Evelyn W. Jerger are offering to sell up to 1,037,772 shares of our common stock.

         Our common stock is listed on the Nasdaq National Market of the Nasdaq Stock Market Inc. under the symbol PHLY. On April 5, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $16.00 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this prospectus is , 2000.

                                TABLE OF CONTENTS

                                                                          Page

SUMMARY  ..............................................................     3

RISK FACTORS...........................................................     6

SELLING SHAREHOLDERS
         AND RELATED INFORMATION.......................................     9

PLAN OF DISTRIBUTION...................................................    11

USE OF PROCEEDS........................................................    11

WHERE YOU CAN FIND MORE INFORMATION --
         INCORPORATION OF INFORMATION BY REFERENCE.....................    11

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS.............................    12

LEGAL OPINIONS.........................................................    13

EXPERTS  ..............................................................    13

                                     SUMMARY

INFORMATION ABOUT OUR BUSINESS

         Philadelphia Consolidated Holding Corp. was incorporated in Pennsylvania in 1984 to serve as a holding company for its subsidiaries.


         We select and target industries and special areas of demand for insurance products in which we believe we can grow our business by developing insurance products that fill coverage needs unique to those industries and areas. Then, through our subsidiaries, we design, market and sell property and casualty insurance products that provide coverages and services that are specific to these industries and special areas of demand but that are not included in typical property and casualty policies. We use a "mixed" marketing strategy. This means that we market our insurance products to the insured, directly or through non-employee insurance agents with whom we have written agency agreements, and also accept business from independent insurance brokers.

         Our production underwriting organization consists of our marketing staff and markets our products and services. It also reviews applications against our general guidelines to determine whether the applicants meet the guidelines before the applications are submitted to the underwriters in our home office for a more detailed review. Our production underwriting organization operates from offices located across the United States and includes telemarketing staffs at our regional offices and our Philadelphia home office.


         We offer the following product lines:


         COMMERCIAL AUTOMOBILE AND EXCESS LIABILITY. We have provided commercial automobile products to the leasing and rent-a-car industries for over 35 years. We offer to the rent-a-car industry coverage for:



         -     the rent-a-car company's property;
         -     liability of the renter and the rent-a-car company; and
         -     physical damage on the rental vehicle.



         Additionally, we offer additional coverage at the rental car counter to rent-a-car customers through arrangements with a number of the largest rent-a-car companies. This additional coverage protects renters against liability for bodily injury and property damage over the amount of statutory coverage provided with the rental vehicle. This coverage also pays claims, up to the coverage limit, without regard to the renter's personal automobile insurance coverage.



         We also offer a full range of liability and physical damage coverages to rent-a-car companies and their customers. For the renter, we offer both liability coverage and physical damage coverage on the vehicle. For the leasing company, we offer additional coverage over the initial layer of automobile and liability insurance carried by the leasing company. This coverage protects the leasing company if there is a loss when the initial coverage for which we are primarily liable is absent or inadequate. We also offer the following products to leasing companies:



         - interim initial and physical damage coverage, which protects the leasing company before and after the vehicle is delivered to the renter;



         - coverage that guarantees a stated minimum value of the leased vehicle at the end of the lease; and



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

         - guaranteed asset protection coverage which protects the leasing company and renter for the difference between the leased vehicle's actual cash value and the lease or loan net value in instances where the vehicle is stolen or damaged beyond repair.



         COMMERCIAL PACKAGE. We have provided commercial package policies that combine numerous risk coverages in a single policy to several specialty markets for more than 10 years. Our customers for these policies include:



         -        non-profit and social service organizations;



         -        health and fitness organizations;



         -        private and specialty training schools;



         -        condominium/homeowner association facilities;



         -        home health care operations; and



         -        day care facilities.



         SPECIALTY LINES. We have provided professional liability insurance for approximately 10 years. We initially offered directors and officers liability coverage to nonprofit tax exempt organizations. In 1996, we also introduced a package of coverages in our Executive Safeguard(R) policy offered to public and private companies. The coverages offered in the Executive Safeguard(R) policy include:


         -        directors and officers liability;

         -        employment practices liability;

         - liability for employee benefits plan administrators and other persons who act for others in trust; and

         -        kidnap ransom.


We currently are focused on broadening the target market for our professional liability insurance by expanding our production underwriting organization and introducing new products.



During 1998, we added a variety of coverage enhancements to several of our policies, including Executive Safeguard(R) and miscellaneous professional and non-profit directors and officers liability. We also introduced two new products, accountants and dentists professional liability.


         SPECIALTY PROPERTY AND INLAND MARINE LINE. In September 1998, we introduced a new line of business with our specialty property and inland marine underwriters. These underwriters specialize in:

         - insuring large property risks for a wide range of businesses, from shopping malls to hotels; and


         - underwriting and providing marketing for all classes of inland marine insurance, concentrating on the larger segments of inland marine, including:



                  -        builder's risk;



                  -        contractor's equipment; and



                  -        motor truck cargo.



         MOBILE HOMEOWNERS AND PREFERRED HOMEOWNERS LINE. In July 1999, we introduced a line of highly specialized mobile homeowners and preferred homeowners personal property and casualty insurance policies. At the same time, we introduced excess liability policies that provide coverage for amounts above the limits of basic liability coverage policies, such as mobile homeowners, preferred homeowners and auto.



Preferred homeowners are homeowners who meet stricter underwriting guidelines. We acquired this business line through a merger between one of our subsidiaries and The Jerger Company, Inc.

PRINCIPAL EXECUTIVE OFFICES

         Our principal executive offices are located at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania, 19004 (telephone number: (610) 617-7900).

                                  RISK FACTORS

IF OUR INSURANCE COMPANY SUBSIDIARIES ARE UNABLE TO PAY DIVIDENDS OR MAKE LOANS TO US, DUE TO GOVERNMENT REGULATIONS THAT APPLY TO INSURANCE COMPANIES OR FOR ANY REASON, WE MAY NOT BE ABLE TO CONTINUE OUR NORMAL BUSINESS OPERATIONS.

         We are a holding company. Our principal assets currently consist of all or substantially all of the equity interests of our subsidiaries listed below:

-        Philadelphia Indemnity Insurance Company;

-        Philadelphia Insurance Company;

-        Maguire Insurance Agency, Inc.;

-        PCHC Investment Corp., a Delaware investment corporation;

-        PCHC Financing I, a Delaware business trust;


- Liberty American Insurance Group, Inc., formerly known as The Jerger Company, Inc., an insurance holding company;


-        MHIA Premium Finance Company;

-        Mobile Homeowners Insurance Agencies, Inc.;

- Liberty American Insurance Company, formerly known as Mobile United Property and Casualty Insurance Company, Inc.; and

-        Mobile USA Insurance Company.


         Philadelphia Indemnity Insurance Company, Philadelphia Insurance Company, Mobile United Property and Casualty Insurance Company, Inc. and Mobile USA Insurance Company, Inc. are our insurance company subsidiaries. These insurance company subsidiaries are companies that we own that are licensed to issue insurance policies. Maguire Insurance Agency, Inc. is an underwriting manager and Mobile Homeowners Insurance Agencies, Inc. is an insurance agency that markets, underwrites and services mobile homeowners and preferred homeowners insurance policies.



         Our primary sources of funds are dividends and payments from our subsidiaries that we receive under tax allocation agreements. Government regulations that apply to insurance companies restrict the ability of our insurance company subsidiaries to pay dividends and make loans to us. The accumulated profits of these subsidiaries from which dividends may be paid totaled $82.7 million at December 31, 1999. Of this amount, these insurance company subsidiaries may pay a total of about $22.2 million of dividends in 2000 without obtaining prior approval from the department of insurance for the state in which they located. Further, creditors of any of our subsidiaries will have the right to be paid in full the amounts they are owed if a subsidiary liquidates its assets or undergoes a reorganization or other similar transaction before we will have the right to receive any distribution of assets from the subsidiary, unless we also are recognized as a creditor of the subsidiary. If we are unable to receive distributions from our subsidiaries, we may not be able to continue our normal business operations. At December 31, 1999, our subsidiaries had total liabilities, excluding liabilities owed to us, of approximately $337.6 million.


IF RATING AGENCIES DOWNGRADE THE RATINGS OF OUR INSURANCE COMPANY SUBSIDIARIES, WE WOULD NOT BE ABLE TO COMPETE AS EFFECTIVELY WITH OUR COMPETITORS AND OUR ABILITY TO SELL INSURANCE POLICIES MIGHT DECLINE; IN THAT EVENT OUR SALES AND EARNINGS WOULD BE REDUCED.



         A.M. Best Company rates our insurance company subsidiaries "A+" (Superior). According to A.M. Best Company, companies rated "A+" (Superior) have, on balance, superior financial strength, operating performance and market profile, when compared to the standards established by the A.M. Best Company, and have a very strong ability to meet their ongoing obligations to policyholders. Our insurance company subsidiaries also possess an "A" claims paying ability rating by Standard & Poor's. According to Standard & Poor's, insurers rated "A" offer good financial security for policyholders. We believe that the ratings assigned by A.M. Best Company and Standard & Poor's are important factors in marketing our products. If agencies downgrade our ratings in the future, it is likely that:



         - we would not be able to compete as effectively with our competitors; and



         -        our ability to sell insurance policies might decline.



If that happens, our sales and earnings would decrease.



IF OUR RESERVES FOR LOSSES AND COSTS RELATED TO ADJUSTMENT OF LOSSES ARE NOT ADEQUATE, GOVERNMENT REGULATORS MAY REQUIRE THAT WE INCREASE OUR RESERVES WHICH COULD RESULT IN REDUCTIONS IN NET INCOME AND POLICYHOLDER'S SURPLUS, AND A DOWNGRADING OF RATINGS OF OUR INSURANCE COMPANY SUBSIDIARIES THAT COULD RESULT IN DECREASED SALES.



         We establish reserves for losses and costs related to the adjustment of losses under the insurance policies we write. We determine the amount of these reserves based on our best estimate of the losses and costs we will incur on existing insurance policies. We obtain periodic reviews by an actuary firm and an annual statement of opinion from that firm on these reserves by independent actuaries. While we believe that our reserves are adequate, we base these reserves on assumptions about future events. The following factors may have a substantial impact on our future loss experience:



         -        changes in inflation;



         -        the amounts of claims settlements;



         - the manner in which we are required to structure settlement payments;



         -        legislative activity; and



         -        legislative trends.



Actual losses and the costs we incur related to the adjustment of losses under insurance policies may be different from the amount of reserves we establish. Government regulators will require that we increase our reserves if they later determine that we understated our reserves. When we increase reserves, our net income for the period will decrease by a corresponding amount. In addition, strengthening reserves could cause a reduction in policyholders' surplus and a downgrading of the ratings of our insurance company subsidiaries. This in turn could hurt our ability to sell insurance policies.


IF WE ARE NOT ABLE TO MAINTAIN ADEQUATE REINSURANCE TO INSURE AGAINST A PORTION OF OUR RISK, WE WILL HAVE TO BEAR MORE RISK AND COULD EXPERIENCE LOSSES.


         We purchase reinsurance coverage to insure against a portion of our risk on policies we write directly. Reinsurance does not affect our direct liability to our policyholders on the insurance policies we write. Instead, it provides us with coverage for a portion of our obligations to pay the claims of our policyholders. If a reinsurer becomes insolvent or is unable to make payments under the terms of its reinsurance agreement with us, we will bear the losses covered by that reinsurance agreement. Depending on the amount of risk that we are unable to reinsure and the amount of claims we receive related to that risk, we could experience losses.



YEAR 2000 READINESS DISCLOSURE; DUE TO YEAR 2000 ISSUES, THERE IS A RISK OF INCREASED CLAIMS ON POLICIES WE WRITE THAT COULD RESULT IN LOSSES.



         Many computer programs written before the year 2000 used only two digits, instead of four, to identify a year in the date field. These programs were designed and developed without considering the impact of the change in the century. If not corrected, many computer applications could fail or create incorrect results on or after the Year 2000. The Year 2000 issue affects computer and information technology systems, as well as non-information technology systems that include embedded technology, such as micro-processors and micro-controllers or micro-chips, that have date sensitive programs that may not properly recognize the year 2000 or beyond.



         We issue professional liability coverage, including directors and officers liability, and commercial insurance policies that provide coverage for numerous risks. Our policy holders may claim that these policies cover losses suffered by them as a result of Year 2000 issues. We write our professional liability policies on a "claims made and reported" basis. Approximately 50% of these policies that we sold since early 1997 specifically exclude from coverage liability for Year 2000 problems. Almost all of our new or renewing professional liability policies that provide coverage effective January 1, 1999 specifically exclude coverage for Year 2000 liability. On occasion, for qualifying accounts, our underwriters may remove the exclusion after they receive and review a satisfactory additional application that provides information about the applicant's Year 2000 risks, and other underwriting information. We believe that we should not be held liable for claims arising from the Year 2000 issue under our comprehensive general liability policies. However, we cannot determine whether or to what extent courts may find liability for those claims. We could experience losses if insureds are successful in bringing large Year 2000 coverage claims against us. Additionally, we could incur significant expense to contest Year 2000 issue coverage claims, even if we prevail in our position.


CLAIMS RELATED TO CATASTROPHIC EVENTS COULD RESULT IN CATASTROPHE LOSSES THAT COULD RESULT IN LOSSES.


         It is possible that a catastrophic event could greatly increase claims under the insurance policies we write. This, in turn, could result in losses for one or more of our insurance company subsidiaries. Catastrophes may result from a variety of events or conditions, including hurricanes, windstorms, earthquakes, hail and other severe weather conditions.



         We generally try to reduce our exposure to catastrophe losses through underwriting and the purchase of catastrophe reinsurance. But, reinsurance may not be sufficient to cover our actual losses. And, a number of states from time to time have passed legislation that has had the effect of limiting the ability of insurers to manage risk, such as legislation prohibiting an insurer from withdrawing from catastrophe-prone areas. If we are unable to maintain adequate reinsurance or to withdraw from areas where we experience or expect significant catastrophe-related claims, we could experience significant losses.



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

                              SELLING SHAREHOLDERS
                             AND RELATED INFORMATION


         The following table includes (1) the identity of each selling shareholder, (2) the amount of shares that each selling shareholder owned before the offering, (3) the amount of shares that each selling shareholders is offering for his or her account and (4) the amount and, if one percent or more, the percentage of common stock that each selling shareholder will own after completion of the offering, assuming all shares covered by this prospectus are sold.



                                                                            Number of
                                   Beneficial Ownership of Shares of        Shares of             Beneficial Ownership of Shares of
         Selling                    Common Stock Before Offering (1)       Common Stock            Common Stock After Offering (2)
       Shareholder                 Number                 Percentage (3)   Being Offered            Number            Percentage (3)
       -----------                 ------                 ----------       -------------            ------            ----------
Thomas J. Jerger                    338,404                    2.7%           338,404                  0                   *
Dean W. Jerger                      338,404                    2.7%           338,404                  0                   *
Richard M. Jerger, Jr.              338,404                    2.7%           338,404                  0                   *
Evelyn W. Jerger (4)                 22,560                    *               22,560                  0                   *

*  Indicates less than one percent

(1) Beneficial ownership figures include shares of issued and outstanding shares of common stock. None of the selling shareholders holds any option, warrant, right or convertible security exercisable for or convertible into common stock.


(2) Assumes that each selling shareholder will sell all shares of common stock offered by this prospectus to third parties unaffiliated with the selling shareholders.


(3) Percentages are calculated in accordance with Section 13(d) of the Exchange Act and the rules promulgated under the Exchange Act.

(4)      As trustee of the Evelyn W. Jerger Revocable Trust u/a/d 3/23/92.


         Effective July 16, 1999, The Jerger Company, Inc., a Florida corporation, merged with and into a subsidiary of Philadelphia Consolidated Holding Corp. under a merger agreement among Philadelphia Consolidated Holding Corp., our subsidiary and The Jerger Company, Inc. We issued the shares of common stock that are covered by this prospectus on an unregistered basis in connection with this merger. Each of Mobile Homeowners Insurance Agencies, Inc. ("Mobile Homeowners"), Mobile USA Insurance Company ("Mobile USA"), MHIA Premium Finance Company ("MHIA"), Jerger & Sons, Inc. ("Jerger & Sons") and Liberty American Insurance Company, formerly known as Mobile United Property and Casualty Insurance Co., Inc. ("Mobile United") was a subsidiary of The Jerger Company, Inc. before the merger. Since the merger, each of those corporations has been a subsidiary of the surviving company. The surviving company is a subsidiary of ours. The selling shareholders were the only shareholders of The Jerger Company, Inc. before the merger. Under the terms of the merger agreement, we issued the shares to the selling shareholders. We also entered into an agreement with the selling shareholders to register the resale of the shares upon their request.

         Within the past three years, the selling shareholders held the following positions or offices and/or had the following relationships with us or our affiliates, including The Jerger Company, Inc. and its subsidiaries:


         Thomas J. Jerger. Before the merger, Thomas J. Jerger was Chairman of the Board and Chief Executive Officer of The Jerger Company, Inc.; Director and President of Mobile Homeowners; Chairman of the Board and President of Mobile USA; Chairman of the Board and President of MHIA; Director and Executive Vice President of Jerger & Sons; and Chairman of the Board and President of Mobile United. In addition, in April 1999, he was elected Director of Philadelphia Consolidated Holding Corp.


         On the effective date of the merger, in addition to continuing his term as a Director of Philadelphia Consolidated Holding Corp., Thomas J. Jerger held the following positions: President of The Jerger Company, Inc.; President of Mobile Homeowners; Chairman of the Board and President of Mobile USA; Chairman of the Board and President of MHIA; Executive Vice President of Jerger & Sons; Chairman of the Board and President of Mobile United; and, since October 1999, Executive Vice President of Philadelphia Consolidated Holding Corp. His other pre-merger positions and offices, as described above, ended on the effective date of the merger. Mr. Jerger resigned from all his positions and offices, except his position as Director of Philadelphia Consolidated Holding Corp., effective November 22, 1999. Mr. Jerger resigned from his position as Director of Philadelphia Consolidated Holding Corp. effective November 24, 1999.

         Dean W. Jerger. Before the merger, Dean W. Jerger was Director and President of The Jerger Company, Inc.; Chairman of the Board and Chief Executive Officer of Mobile Homeowners; Director of Mobile USA; Director and Executive Vice President of MHIA; Director and Executive Vice President of Jerger & Sons; and Director of Mobile United.

         Dean W. Jerger held the following positions and offices from the effective date of the merger until December 3, 1999 when he resigned from all of his positions and offices: Director and Executive Vice President of The Jerger Company, Inc.; Chairman of the Board and Chief Executive Officer of Mobile Homeowners; Director of Mobile USA; Director and Executive Vice President of MHIA; Director and Executive Vice President of Jerger & Sons; and Director of Mobile United.

         Richard M. Jerger, Jr. Richard M. Jerger, Jr. held the following positions and offices, before the effective date of the merger and until August 11, 1999, when he resigned from each of those positions: Director and Executive Vice President of each of The Jerger Company, Inc., Mobile Homeowners, Mobile USA and MHIA; Chairman of the Board and President of Jerger & Sons; and Director and Executive Vice President of Mobile United.

         Evelyn W. Jerger. Evelyn W. Jerger served as Director and Executive Vice President of The Jerger Company, Inc. until June 30, 1999 when she resigned from those positions.

     In addition, from April 1998 until the merger, Mobile Homeowners, a subsidiary of The Jerger Company, Inc., was one of our agents.

         The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer and sell their shares of common stock that are covered by this prospectus from time to time in one or more transactions to or through brokers or dealers, who may be acting as underwriters, or directly with investors or other purchasers. These shares of common stock may be sold at:

               - a fixed price or prices, which may be changed;
               - market prices prevailing at the time of sale;
               - prices related to the prevailing market prices; or
               - negotiated prices.

     We will describe in an accompanying prospectus supplement, as required by law:

               - the specific shares to be sold;
               - the terms of the offering, including price;
               - the names of any agent, dealer or underwriter; and
               - any applicable commission, discount or other compensation applicable to a particular sale.

                                 USE OF PROCEEDS

         The selling shareholders who offer and sell their shares will receive all net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares.

                     WHERE YOU CAN FIND MORE INFORMATION --
                    INCORPORATION OF INFORMATION BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following public reference rooms maintained by the SEC at:

                Judiciary Plaza                       7 World Trade Center
                450 Fifth Street, N.W.                13th Floor
                Washington, D.C.  20549               New York, New York 10048

         You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC to register the shares offered by this prospectus. This prospectus is part of the registration statement. However, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for additional information about us, our consolidated subsidiaries and the shares.


         The SEC allows us to "incorporate by reference" the information we file with them. This means that we may disclose information to you by referring you to other documents we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. In addition, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus.

         We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of common stock offered by this prospectus have been sold or de-registered:



- the annual report on Form 10-K for the fiscal year ended December 31, 1999;


-        the current report on Form 8-K filed with the SEC on March 17, 2000;
         and


- the description of our common stock, no par value, that is contained in Philadelphia Consolidated Holding Corp.'s registration statement on Form 8-A/A, dated September 13, 1993, including any amendments or reports filed for the purpose of updating the description of the shares.

         You may send a written request or call us to obtain without charge a copy of the documents incorporated by reference in this prospectus. We will not send exhibits to these documents unless we specifically incorporated the exhibits by reference in this prospectus. Make your request by calling or writing to:

                                    Craig P. Keller
                                    Senior Vice President, Secretary, Treasurer
                                      and Chief Financial Officer
                                    Philadelphia Consolidated Holding Corp.
                                    One Bala Plaza, Suite 100
                                    Bala Cynwyd, PA 19004
                                    (610) 617-7900


         You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should assume that the information in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. We have described some of these risks under "Risk Factors" in this prospectus. We have included in this prospectus and in our other filings with the SEC additional risks that may affect our future performance. You should keep in mind these risk factors and other cautionary statements in this prospectus when considering forward-looking statements.


                                 LEGAL OPINIONS

         Wolf, Block, Schorr and Solis-Cohen LLP will pass on the validity of the shares of common stock offered in this prospectus.


                                     EXPERTS

         We have incorporated by reference in this prospectus the consolidated financial statements of Philadelphia Consolidated Holding Corp. and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission
Registration Fee ..................      $ 4,179.00
*Accounting Fees and Expenses .....        3,000.00
*Legal Fees and Expenses ..........       32,000.00
*Miscellaneous ....................          821.00

Total Expenses ....................      $34,000.00
                                         ==========

----------

* Estimated for purposes of completing the information required pursuant to this
Item 14.

           Philadelphia Consolidated will pay all of the above fees and expenses associated with filing the registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

           Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

           Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

           Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

           Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

           Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

           Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

           Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

   Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

           Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

           Section 9 of Article IV of Philadelphia Consolidated Holding Corp.'s By-Laws provides indemnification to directors for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated Holding Corp.), whether civil, criminal, administrative, investigative or through arbitration. Section 9 of Article IV of the By-Laws also permits Philadelphia Consolidated Holding Corp., by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. The provisions of Section 9 of Article IV of the By-Laws relating to the limitation of directors' liability, to indemnification and to the advancement of expenses constitute a contract between Philadelphia Consolidated Holding Corp. and each of its directors which may be modified as to any director only with that director's consent or as otherwise specifically provided in Section 9. Any repeal or amendment of Section 9 of Article IV of the By-Laws which is adverse to any director will apply to such director only on a prospective basis, and will not reduce any limitation on the personal liability of a director of Philadelphia Consolidated Holding Corp., or limit the rights of an indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. No repeal or amendment of the By-Laws will affect any or all of Section 9 of
Article IV so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of Philadelphia Consolidated Holding Corp. then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.

           Section 9 of Article IV further permits Philadelphia Consolidated Holding Corp. to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated Holding Corp. would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated Holding Corp. has purchased directors' and officers' liability insurance.

           Each of the selling shareholders has undertaken in writing to indemnify and hold harmless Philadelphia Consolidated Holding Corp. and its directors and officers and each person controlling Philadelphia Consolidated Holding Corp. within the meaning of the Securities Act of 1933, as amended, among others, with respect to any statement or alleged statement in or omission from any resale registration statement, any final or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Philadelphia Consolidated Holding Corp. or its representatives by or on behalf of the selling shareholders for use in the preparation of the resale registration statement; provided, however, that the amount of any losses, claims, damages, liabilities or expenses to be paid by the selling shareholders will not exceed the amount of proceeds received by the selling shareholders from the sale of the securities.

ITEM 17.  UNDERTAKINGS.

           (a)       The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (i) To include any prospectus required by Section
                     10(a)(3) of the Securities Act of 1933;

                               (ii) to reflect in the prospectus any facts or
                     events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                               (iii) to include any material information with
                     respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in such post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           (a) Exhibits

         Exhibit No.                            Description
         -----------                            -----------
            3.1               Articles of Incorporation of Philadelphia
                              Consolidated Holding Corp., as amended
                              (incorporated by reference to Exhibit 3.1 filed
                              with Philadelphia Consolidated Holding Corp.'s
                              Form S-1 Registration Statement under the
                              Securities Act of 1933 (Registration No.
                              33-65958)).

            5.1 Opinion of Wolf, Block, Schorr and Solis-Cohen LLP regarding the validity of the securities being registered by Philadelphia Consolidated Holding
                              Corp. hereby.*

            10.1              Registration Rights Agreement, dated as of July 9,
                              1999, among Philadelphia Consolidated Holding
                              Corp., Thomas Jerger, Dean Jerger, Richard M.
                              Jerger, Jr. and Evelyn W. Jerger (incorporated by reference to Exhibit 10.43 filed with Philadelphia
                              Consolidated Holding Corp.'s Form 10-Q for the fiscal quarter ended September 30, 1999).

            23.1 Consent of PricewaterhouseCoopers LLP related to the financial statements of Philadelphia
                              Consolidated Holding Corp.**

            23.2              Consent of Wolf, Block, Schorr and Solis-Cohen LLP
                              (included in Exhibit 5.1).*

            24.1              Powers of attorney.*

-----------------------------
 *Previously filed.
**Filed electronically herewith.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, Philadelphia Consolidated Holding Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in Bala Cynwyd, Pennsylvania on April 7, 2000.



                                        PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                        By: /s/ James J. Maguire
                                        James J. Maguire
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer




           Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2000.



     Signature                     Title
     ---------                     -----
        *                          Chairman of the Board of Directors,
------------------                 Chief Executive Officer
James J. Maguire                   and Director (Principal Executive Officer)

/s/ Craig P. Keller                Senior Vice President, Secretary, Treasurer
------------------                 and Chief Financial Officer (Principal
Craig P. Keller                    Financial and Accounting Officer)

        *                          President, Chief Operating
------------------                 Officer and Director
James J. Maguire, Jr.

            *                           Executive Vice President and Director
-------------------------
Sean S. Sweeney


            *                           Director
-------------------------
William J. Henrich, Jr.


            *                           Director
-------------------------
Roger R. Larson


            *                           Director
-------------------------
Paul R. Hertel, Jr.


            *                           Director
-------------------------
Thomas J. McHugh


            *                           Director
-------------------------
Michael J. Morris


            *                           Director
-------------------------
Dirk Stuurop


            *                           Director
-------------------------
J. Eustace Wolfington



*By: /s/   Craig P. Keller
-------------------------
Craig P. Keller as attorney-in-
fact pursuant to the Powers of
Attorney previously filed as
Exhibit 24.1 to this Registration
Statement

                                  EXHIBIT INDEX

      Exhibit No.                            Description                                    Method of Filing
      -----------                            -----------                                    ----------------
          3.1            Articles of Incorporation of Philadelphia Consolidated            Incorporated herein
                         Holding Corp., as amended (incorporated by reference to               by reference
                         Exhibit 3.1 filed with Philadelphia Consolidated
                         Holding Corp.'s Form S-1 Registration Statement under
                         the Securities Act of 1933 (Registration No.
                         33-65958)).

          5.1            Opinion of Wolf, Block, Schorr and Solis-Cohen LLP                         *
                         regarding the validity of the securities being
                         registered by Philadelphia Consolidated Holding Corp.
                         hereby.

          10.1           Registration Rights Agreement, dated as of July 9,                Incorporated herein
                         1999, among Philadelphia Consolidated Holding Corp.,                  by reference
                         Thomas Jerger, Dean Jerger, Richard M. Jerger, Jr. and
                         Evelyn W. Jerger (incorporated by reference to Exhibit
                         10.43 filed with Philadelphia Consolidated Holding
                         Corp.'s Form 10-Q for the fiscal quarter ended
                         September 30, 1999).

          23.1           Consent of PricewaterhouseCoopers LLP related to the                       **
                         financial statements of Philadelphia Consolidated
                         Holding Corp.

          23.2           Consent of Wolf, Block, Schorr and Solis-Cohen LLP                         *
                         (included in Exhibit 5.1).

          24.1           Powers of attorney.                                                        *

 * Previously filed.
** Filed electronically herewith.